Exhibit 99.1

Investor Contact:	Media Contact:
A. Pierre Dubois	Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	ktarrance@allynpartners.com

Dynamic Energy Storage Solutions Provider Valence Technology
Reports Fiscal Fourth Quarter and Full Year 2010 Financial Results
and Business Highlights

Austin, Texas (June 14, 2010) - Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S. based, global manufacturer and supplier of safe lithium iron magnesium phosphate energy storage solutions, today reported financial results for its fiscal fourth quarter and fiscal year ended March 31, 2010. The Company also provided highlights of ongoing business and operational activity.

Highlights:

•	Improved revenue outlook for fiscal year ending March 2011.
•
Purchase orders, supply agreements, and development programs have been signed with several customers including Bénéteau, Enova Systems, eVito, Electric Vehicles International, Optare PLC, Siemens, Smith Electric Vehicles, and Tennant Company.

•	Progress continues toward commercialization of next generation patented Lithium Vanadium Phosphate and Lithium Vanadium Fluorophosphate cathode materials.
•	Total production capacity of 150 Mega Watt Hours with a manufacturing model that can be replicated geographically as demand dictates.
•	Three active global product fulfillment centers in the United States, Europe and Asia.
•	Additional patents awarded during the fiscal year 2010 raise the total intellectual property estate to over 420 U.S. and international patents and pending patent applications.

“We believe that our technology roadmap is paving the way for our future success,” said Robert L. Kanode, president and chief executive officer of Valence Technology.  “This roadmap includes our cathode materials, cylindrical and prismatic cells, system packaging, interactive logic and intellectual property, which when combined are driving and should sustain our future revenue growth.  Our target markets continue to develop, and we see a bright future as a supplier of phosphate based dynamic energy storage solutions.”

Summary of results for fiscal fourth quarter 2010 compared to fiscal fourth quarter 2009:

•	Revenue was $3.9 million compared to $4.7 million.
•	Gross margin improved to $453,000 compared to $422,000
•	Operating expenses were $4.6 million compared to $3.7 million.
•	Operating loss was $4.2 million compared to a loss of $3.2 million.
•	Net loss available to common shareholders was $5.1 million, or $0.04 per share, compared to a loss of $4.4 million, or $0.04 per share.

As expected, fourth quarter fiscal 2010 revenue decreased compared to the same period last year, mainly due to lower sales of large format battery systems to existing and new customers.  Gross margin as a percentage of sales improved in the fourth quarter of fiscal 2010 to 11.6%, compared to 9.0% in the fourth quarter of fiscal 2009. Last year’s comparable fourth quarter included inventory write-offs for certain raw materials which reduced gross margin levels.

Total operating expenses rose in the 2010 fiscal fourth quarter by $1.0 million, primarily due to higher general and administrative expenses,  which in turn contributed to a larger operating loss compared to the same quarter last year.

In addition, the Company recorded the receipt of insurance proceeds from a claim totaling $3.2 million related to a previously disclosed property loss at an offsite warehouse in China, and related adjustments with respect to the settlement of this claim in the fourth quarter of fiscal 2010.

Summary of results for fiscal year 2010 compared to fiscal year 2009:

•	Revenue was $16.1 million compared to $26.2 million
•	Gross margin increased to $2.0 million compared to $475,000.
•	Operating expenses were $19.8 million compared to $17.2 million.
•	Operating loss was $17.8 million compared to a loss of $16.7 million.
•	Net loss available to common shareholders was $23.2 million, or $0.18 per share, compared to a loss of $21.4 million, or $0.18 per share.

For the fiscal year ended March 31, 2010, total revenue decreased from the comparable period last year primarily due to decreased demand of large-format battery sales of the U-Charge® products to existing customers and decreased demand for custom batteries designed for Segway.

"We expect the large-format battery market to grow in fiscal year 2011 due to increasing demand for environmentally friendly alternative energy solutions driven largely by the sustained high cost of fossil fuels. We also anticipate that fiscal year 2011 revenues will exceed fiscal year 2010 revenues due to continued improvements in overall demand," added Kanode.

Reported gross margin in fiscal year 2010 increased to 12%, as compared to 2% in fiscal year 2009. The increase in gross margin during fiscal year 2010 is a result of improved manufacturing efficiencies, despite a decrease in overall demand, and the absence of obsolescence charges for discontinued product lines, such as Epoch™ and N-Charge®, which occurred in fiscal year 2009 and contributed to the increased gross margin in fiscal year 2010.

Overall operating expenses increased by approximately $2.6 million in fiscal year 2010, to $19.8 million, as compared to $17.2 million in fiscal year 2009, mainly due to a $1.9 million increase in legal costs associated with our intellectual property and a $1.5 million increase in non-cash stock based compensation in fiscal year 2010. These increases in expenses were partially offset by decreases in impairment charges and losses on disposal of assets recorded in fiscal year 2009.

FOURTH QUARTER FISCAL 2010 CONFERENCE CALL AND WEBCAST
Valence Technology will conduct a conference call today to discuss its fiscal fourth quarter and year-ended March 31, 2010 financial results at 3:30 p.m. CDT (4:30 p.m. EDT).

A live webcast of the conference call can be accessed by visiting Valence's Web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial 866-783-2143 and enter conference identification number 62181982 to participate. Callers outside the United States and Canada can dial 857-350-1602 and enter conference identification number 62181982 to participate.

A replay of the webcast will be available on the company's Web site at www.valence.com.  A telephonic replay will also be available from 6:30 p.m. CDT on June 14, 2010, through 6:30 p.m. CDT on June 28, 2010. To access the replay, please dial 888-286-8010 and enter the following identification number 10436528. Callers outside the United States and Canada can access the replay by dialing 617-801-6888 and entering conference identification number 10436528.

ABOUT VALENCE TECHNOLOGY INC.
Valence Technology is an international leader in the development of lithium phosphate energy storage solutions. The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Celebrating 20 years in business, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements that we believe that we will have higher revenues, more product demand and customer growth, we are positioned for better execution, and our technology and technology roadmap will contribute to our future success, as well as our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments and compete effectively in the marketplace, and that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern and/or achieve our corporate goals; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; our ability to meet the continued listing requirements of the NASDAQ Capital Market, particularly the $1 minimum bid price requirements; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; our ability to protect and enforce our current and future intellectual property; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; our dependence on limited suppliers for key raw materials, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions, particularly in light of our current dependence on a small number of customers for our revenues; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2010	March 31, 2009
ASSETS
Cash	$3,172	$4,009
Accounts receivable	2,919	3,592
Inventory	5,597	10,736
Prepaids and other current assets	4,413	5,008
Total current assets	$16,101	$23,345

Fixed assets	$4,931	$6,291

Total assets	$21,032	$29,636

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts payable	$1,815	$1,822
Accrued expenses	7,509	7,509
Short term debt	19,853	―
Total current liabilities	$29,177	$9,456

Long term debt and other liabilities	62,360	78,755

Total liabilities	$91,537	$88,211

Redeemable convertible preferred stock	$8,610	$8,610

Total stockholders’ deficit	$(79,115)	$(67,185)

Total liabilities, preferred stock and stockholders’ deficit	$21,032	$29,636

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,

	2010	2009	2010	2009

Total revenues	$3,903	$4,669	$16,080	$26,157

Cost of goods sold	$3,450	$4,247	$14,093	$25,682

Gross margin profit	$453	$422	$1,987	$475

Operating expenses	$4,619	$3,662	$19,797	$17,195

Operating loss	$(4,166)	$(3,240)	$(17,810)	$(16,720)

Net loss available to common stockholders	$(5,128)	$(4,412)	$(23,188)	$(21,398)

Net loss per share available to common stockholders	$(0.04)	$(0.04)	$(0.18)	$(0.18)

Shares used in computing net loss per share available to common stockholders, basic and diluted	129,397	122,773	126,211	119,370